Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

Shares Listed:
Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)
News Release Issue No. 13 - 2006

MAY 23, 2006
FOR IMMEDIATE RELEASE

AURIZON RESPONDS TO NORTHGATE’S ANNOUNCEMENT

Aurizon Mines Ltd. (TSX:ARZ, AMEX:AZK) has become aware through a press release dated May 23, 2006 issued by Northgate Minerals Corporation that Northgate intends to make an unsolicited offer to purchase all of the outstanding shares of Aurizon.

Aurizon’s Board of Directors has appointed a special committee of its Board of Directors to review and evaluate the offer.  Until the Company has received the formal offer and completed its review, it will not comment on the offer or its content and will not speculate as to any future course of action it might take.

Aurizon is a Canadian-based gold exploration and development company, and owns a 100% interest in the Casa Berardi Project, situated in the Abitibi region of north-western Quebec, one of the world’s most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.  Additional information on Aurizon and its properties is available on Aurizon’s website at http://www.aurizon.com

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”.  These forward-looking statements include, but are not limited to, statements regarding the Company’s strategic plans, future commercial production, and work programs.  Forward-looking statements express, as at the date of this news release, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements.   We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, mining industry risks and hazards, environmental risks and hazards, risks of delays in construction and other risks more fully described in Aurizon’s  Annual Information Form filed with the Securities Commission of the provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, and in Aurizon’s Annual Report on Form 40-F filed with the United States Securities and Exchange Commission.  These documents are available on Sedar at www.sedar.com and on Edgar at www.sec.gov/.